Exhibit 99.1

LCC International Reports Fourth Quarter and Year End 2004 Results

    MCLEAN, Va.--(BUSINESS WIRE)--Feb. 9, 2005--LCC International, Inc., (NASDAQ:LCCI) a global leader in wireless voice and data turnkey technical consulting services, today reported results for the fourth quarter and year-ended December 31, 2004. The unaudited consolidated financial statements for the fourth quarter of 2004 and the full year, together with a sheet of financial statistics are attached as tables 1 through 4. The Company has also attached tables 5 and 6 that set out pro forma adjustments for the fourth quarter and the year ended December 31, 2004.

    Fourth Quarter Results

    Fourth quarter revenues were $44.6 million, an $0.8 million increase from the $43.7 million posted in the fourth quarter of 2003 and an $11.7 million decrease from the $56.3 million posted in the third quarter of 2004. The quarter over quarter decrease was primarily due to a ramp down of work from the Company's United States Cellular project combined with a delay in the ramping up of other projects from certain wireless service and wireless infrastructure providers.
    The Company reported a net loss for the quarter of $(6.3) million, compared to net income of $0.6 million for the fourth quarter of 2003 and net income of $1.2 million for the third quarter of 2004. Net loss per share for the fourth quarter was $(0.26) per basic and fully diluted share on 24.5 million shares, compared to net income per share of $0.03 for the fourth quarter of 2003 and $0.05 for the third quarter of 2004. Specific transactions that contributed to the net loss for the quarter are quantified below and detailed in table 5 (Pro forma Adjustments - Fourth Quarter 2004).

    Year Ended December 31, 2004 Results

    Revenues for the year ended December 31, 2004 were $198.6 million, an increase of $90.2 million and 83% percent from the $108.4 million posted for 2003. Net loss for the year ended December 31, 2004 was $(5.3) million compared to the net loss of $(6.5) million reported for 2003.
    Loss per share for 2004 was $(0.22) per basic and fully diluted share (on 24.4 million shares), compared to a loss per share of $(0.31) per share (on 21.3 million shares) for the prior year. Specific transactions that contributed to the net loss for the year are quantified below and detailed in table 6 (Pro forma Adjustments - Full Year Ended December 31, 2004).
    Cash flow from operations in the quarter increased to more than $4 million compared to more than $1 million in the prior quarter reflecting collections from billings for the completion of certain major project milestones.

    Non-GAAP Discussion of Fourth Quarter and Full-Year Results

    The Company believes that in order to obtain a complete picture of the Company's operating results, it is important to separate certain transactions that affected the results for the fourth quarter and for the year ended December 31, 2004. During the fourth quarter, the Company incurred additional costs of $1.0 million related to compliance with Section 404 of the Sarbanes-Oxley Act; incurred compensation expense of $1.2 million for the resolution of the loan made by the Company to its Chairman and CEO; recognized foreign exchange gains of $0.8 million; and established a valuation allowance of $3.5 million in connection with its US deferred tax assets. If the effect of these transactions were excluded from the results for the quarter, the Company would have reported an operating loss of $(0.9) million, compared to the reported operating loss of $(3.0) million (see Table 5).
    Similarly, for the full year ended December 31, 2004, the Company incurred costs of $1.4 million related to compliance with Section 404 of the Sarbanes-Oxley Act; incurred compensation expense of $1.2 million for the resolution of the loan made by the Company to its Chairman and CEO; recognized foreign exchange gains of $1.0 million; incurred an impairment charge of $0.2 million; recognized net restructuring adjustments of $0.9 million; recognized other income of $0.8 million for the "Koll" transaction; and established a valuation allowance of $3.5 million in connection with its US deferred tax assets. If the effect of these transactions were excluded from the results for the year, the Company would have reported operating income of $0.3 million, compared to the reported operating loss of $(1.4) million (see Table 6).
    "Both the management team and the Board are disappointed with the fourth quarter results," commented C. Thomas Faulders, III, LCC's chairman and chief executive officer. "In addition to those transactions that affected the quarter, the results were further affected by delays in contract starts which we had expected would increase both revenue and profit. Two contracts from our Europe, Middle East and Africa group that we were expecting have started, although later than we anticipated."

    Outlook

    Commenting on the Company's outlook, Faulders said, "As we look forward, we continue to be encouraged by the overall health and momentum in the global wireless sector. We ended the year with cash balances of $23 million and a robust pipeline. With significant awards from two large domestic carriers in January we increased our combined firm and implied backlog to about $100 million. Based on this, we can reiterate our expectation that revenue for 2005 will be greater than 2004 and the year will be profitable. With respect to the first quarter, revenue should be similar to the fourth quarter as we ramp up new projects and I do expect a modest net loss. As we move beyond the first quarter, we expect sequential revenue growth and accompanying profitability."
    "Over the next several months we will be assessing our structure and developing approaches to ensure profitability given mandatory corporate costs that have driven our G&A expenses above acceptable levels as well as created a tax situation that does not allow us to benefit from an overall entity perspective," concluded Faulders.
    The Company will hold a conference call on Thursday, February 10, 2004 at 8:30 a.m. Eastern to discuss its fourth quarter and full year 2004 results. Interested parties can participate either by web cast by visiting the Company's web site (www.lcc.com) or via telephone. Callers please dial 617-847-8704 and enter passcode 61736140.

    About LCC

    LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

    Use of Non-GAAP Financial Measure

    This press release is presenting operating results which are non-GAAP financial measures, as defined by the SEC's Regulation G: We provide these non-GAAP financial measures because we believe that when considered with the comparable GAAP measure, it enhances an investor's ability to better understand underlying operational results of the Company. By itemizing these discrete income and expenses items, management believes that it assists investors to identify significant transactions that have affected operating results during the period.

    Forward Looking Statements

    Statements included in this news release which are not historical in nature are "forward-looking statements" within the meaning of
Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These include, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time. There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company's clients, delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's clients, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company's estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company's anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time. In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.



               LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)

                                TABLE 1

                                   Three Months
                                       Ended       Twelve Months Ended
                                   December 31,       December 31,
                                 ----------------- -------------------
                                  2003     2004      2003      2004
                                 -------- -------- --------- ---------

REVENUES                         $43,762  $44,595  $108,439  $198,607

COST OF REVENUES                  35,783   36,179    88,998   162,930
                                 -------- -------- --------- ---------

GROSS PROFIT                       7,979    8,416    19,441    35,677
                                 -------- -------- --------- ---------

OPERATING (INCOME) EXPENSE:
  Sales and marketing              1,885    2,262     6,624     7,986
  General and administrative       4,921    8,793    18,508    27,555
  Restructuring charge
   (recovery)                         --     (242)       (2)   (1,166)
  Depreciation and amortization      916      618     3,860     2,715
                                 -------- -------- --------- ---------
                                   7,722   11,431    28,990    37,090
                                 -------- -------- --------- ---------
OPERATING INCOME (LOSS)              257   (3,015)   (9,549)   (1,413)
                                 -------- -------- --------- ---------

OTHER INCOME (EXPENSE):
  Interest income                    201       40       447       174
  Interest expense                   (24)    (101)     (122)     (253)
  Other                              (14)     791     1,218     1,395
                                 -------- -------- --------- ---------
                                     163      730     1,543     1,316
                                 -------- -------- --------- ---------
INCOME (LOSS) BEFORE INCOME
 TAXES                               420   (2,285)   (8,006)      (97)

PROVISION (BENEFIT) FOR INCOME
 TAXES                              (219)   4,008    (1,483)    5,215
                                 -------- -------- --------- ---------

NET INCOME (LOSS)                $   639  $(6,293) $ (6,523) $ (5,312)
                                 ======== ======== ========= =========

NET INCOME (LOSS) PER SHARE:
  Basic                          $  0.03  $ (0.26) $  (0.31) $  (0.22)
                                 ======== ======== ========= =========
  Diluted                        $  0.03  $ (0.26) $  (0.31) $  (0.22)
                                 ======== ======== ========= =========

WEIGHTED AVERAGE SHARES USED IN
 CALCULATION OF NET INCOME
 (LOSS) PER SHARE:
  Basic                           22,223   24,469    21,292    24,381
                                 ======== ======== ========= =========
  Diluted                         23,489   24,469    21,292    24,381
                                 ======== ======== ========= =========


               LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                 (In thousands, except per share data)

                                TABLE 2

                                                     December 31,
                                                 ---------------------
                                                   2003       2004
                                                 --------- -----------
                                                 (Audited) (Unaudited)
                    ASSETS:
Current assets:
  Cash and cash equivalents                      $ 28,943  $   21,820
  Restricted cash                                   1,568       1,162
  Short-term investments                              520          --
    Receivables, net of allowance for doubtful
     accounts of $466 and $620 at December 31,
     2003 and 2004, respectively
    Trade accounts receivable                      27,456      46,298
    Unbilled receivables                           35,007      34,279
    Due from related parties and affiliates           180          96
  Deferred income taxes, net                        3,547       1,148
  Prepaid expenses and other current assets         1,726       1,586
  Prepaid tax receivable and prepaid taxes            662         683
                                                 --------- -----------
       Total current assets                        99,609     107,072
Property and equipment, net                         3,818       4,218
Investments in affiliates                             764         677
Deferred income taxes, net                          1,407          --
Goodwill                                           11,115      12,246
Other intangibles                                     843         602
Other assets                                        1,035       1,565
                                                 --------- -----------
                                                 $118,591  $  126,380
                                                 ========= ===========
     LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Line of credit                                 $  1,840  $      147
  Accounts payable                                 11,485      19,790
  Accrued expenses                                 21,152      26,285
  Accrued employee compensation and benefits        5,525       4,850
  Deferred revenue                                    471         985
  Income taxes payable                                967       1,683
  Accrued restructuring current                     2,903       1,562
  Other current liabilities                           286         239
                                                 --------- -----------
       Total current liabilities                   44,629      55,541
Accrued restructuring noncurrent                    3,432       1,339
Other liabilities                                     762         780
                                                 --------- -----------
       Total liabilities                           48,823      57,660
                                                 --------- -----------
Commitments and contingencies
Shareholders' equity:
  Preferred stock:
    10,000 shares authorized; 0 shares issued
     and outstanding                                   --          --
  Class A common stock; $.01 par value:
    70,000 shares authorized; 19,549 shares and
     20,209 shares issued and outstanding at
     December 31, 2003 and 2004, respectively         195         202
  Class B common stock; $.01 par value:
    20,000 shares authorized; 4,638 shares and
     4,428 shares issued and outstanding at
     December 31, 2003 and 2004, respectively          46          44
  Paid-in capital                                 106,262     107,773
  Accumulated deficit                             (36,602)    (41,914)
  Note receivable from shareholder                 (1,557)         --
                                                 --------- -----------
       Subtotal                                    68,344      66,105
Accumulated other comprehensive income (loss) --
 foreign currency translation adjustments           1,424       3,497
Treasury stock                                         --        (882)
                                                 --------- -----------
       Total shareholders' equity                  69,768      68,720
                                                 --------- -----------
                                                 $118,591  $  126,380
                                                 ========= ===========


               LCC INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                Years ended December 31, 2003, and 2004
                            (In thousands)

                                TABLE 3

                                                   2003       2004
                                                 --------- -----------
                                                 (Audited) (Unaudited)
Cash flows from operating activities:
Net loss                                         $ (6,523) $   (5,312)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                     3,860       2,715
  Provision (recovery) for doubtful accounts       (2,419)        146
  Loss from investments in joint ventures, net        126         446
  Non-cash compensation attributable to
   shareholder note                                    --         675
  Impairment of assets                                 --          --
  Restructuring charge                                 (2)     (1,166)
  Gain on sale of tower portfolio                      --          --
  Changes in operating assets and liabilities:
    Trade, unbilled, and other receivables        (34,732)    (18,223)
    Accounts payable and accrued expenses          13,666      12,763
    Other current assets and liabilities            7,129       1,960
    Other noncurrent assets and liabilities          (689)      1,413
                                                 --------- -----------
Net cash used in operating activities             (19,584)     (4,583)
                                                 --------- -----------
Cash flows from investing activities:
  Purchases of property and equipment              (1,812)     (2,839)
  Proceeds from sale of property and equipment         69          30
  Business acquisitions and investments            (1,027)       (360)
                                                 --------- -----------
Net cash used in investing activities              (2,770)     (3,169)
                                                 --------- -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net      11,572         100
  Proceeds/purchases of short-term investments        (20)        520
  Proceeds from exercise of options                   590       1,416
  Increase in restricted cash                        (260)        406
  Proceeds from line of credit                     10,831      21,230
  Payments on line of credit                       (8,991)    (23,043)
  Repayment of loan to shareholder                     68          --
                                                 --------- -----------
Net cash provided by financing activities          13,790         629
                                                 --------- -----------
Net decrease in cash and cash equivalents          (8,564)     (7,123)
Cash and cash equivalents at beginning of period   37,507      28,943
                                                 --------- -----------
Cash and cash equivalents at end of period       $ 28,943  $   21,820
                                                 ========= ===========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest                                     $     47  $       40
    Income taxes                                      288         266


    Supplemental disclosures of non-cash investing and financing activities:

    In May 2003, in satisfaction of the purchase agreement between Westminster Capital, B.V. ("Westminster") and our company, we paid Westminster approximately $0.3 million in cash and assigned an intercompany note receivable due from Detron to Westminster in the amount of approximately $0.2 million. As a result of the note assignment, goodwill and other intangible assets increased, offset by an increase in due to related parties, which is included in accounts payable on the consolidated balance sheet.
    In December 2004, we purchased 159,209 shares of our Class A Common stock from our Chief Executive Officer for a per share price of $5.54 recording treasury stock of approximately $0.9 million. We concurrently applied the same amount in satisfaction of approximately $0.9 million of his note outstanding to us. The remaining balance on the note of approximately $0.7 million was deemed discharged, and is recorded above as non-cash compensation attributable to shareholder note.



                        LCC International, Inc.
                         Financial Statistics

                                TABLE 4

Founded - 1983; IPO - 1996 (NASDAQ:LCCI)
Business Focus: Design, build, manage & maintain fixed and mobile wireless networks for wireless carriers and equipment vendors, globally.

Headquartered - McLean, VA; Regional offices in Los Angeles,
 London, Sydney, Cambridge (U.K.), Den Bosch (Netherlands), Milan, Rome, Sao Paulo, Madrid, Algiers, Beijing, Singapore, Dubai & Riyadh

Employees - 960    54% outside of USA; 23 technical disciplines in 21
                    countries
Clients - 89
A and B shares outstanding:  24.6 million
Price range last 12 months - $3.02 to $8.59

                                                 2004    2003    2002

Revenue              Americas                 115,344  53,086  29,706
                     EMEA                      78,285  53,296  34,755
                     Asia and other             4,978   2,057   2,608
                                              ------------------------
                     Total                    198,607 108,439  67,069
                                              ========================
Gross profit                                   35,677  19,441   8,640

Gross margin %       Americas                    14.4%   14.6%    9.2%
                     EMEA                        22.7%   20.8%   14.8%
                     Asia and other              26.2%   28.6%   28.5%
                                              ------------------------
                     Total                       18.0%   17.9%   12.9%
                                              ========================

Operating expenses   Sales & Marketing          7,986   6,624   8,095
                     General & Administrative  26,170  20,927  17,426
                     Shareholder note
                      compensation              1,240       -     156
                     Bad debt expense /
                      (recoveries)                145  (2,419)  2,729
                     Restructuring charges     (1,166)     (2) 13,522
                     Tower gains                    -       -  (2,000)
                     Depreciation &
                      amortization              2,715   3,860   2,884
                                              ------------------------
                     Total                     37,090  28,990  42,812
                                              ========================
Operating expenses %                             18.7%   26.7%   63.8%
Operating income /
 (loss)                                        (1,413) (9,549)(34,172)
Other income /       Interest income
 (expense)                                        174     447     840
                     Interest expense            (253)   (122)    (22)
                     Gain / (loss) on
                      investments                 766   1,000   1,104
                     Impairment of assets        (181)      -  (5,139)
                     Other                        810     218     268
                                              ------------------------
                     Total                      1,316   1,543  (2,949)
                                              ========================
Income / (Loss)
 before tax                                       (97) (8,006)(37,121)
Tax benefit /
 (expense)                                     (5,215)  1,483   8,451
Net income / (loss)                            (5,312) (6,523)(28,670)
                                              ------------------------
Weighted average
 shares outstanding                            24,381  21,292  20,902
E.P.S.                                         $(0.22) $(0.31) $(1.37)
                                              ------------------------


                                                       2004
                                              Q4     Q3     Q2     Q1
Revenue             Americas              20,321 35,285 32,748 26,990
                    EMEA                  23,735 19,494 17,828 17,228
                    Asia and other           539  1,566  2,042    831
                                          ----------------------------
                    Total                 44,595 56,345 52,618 45,049
                                          ============================
Gross profit                               8,416 10,330  9,979  6,952

Gross margin %      Americas                10.4%  16.0%  16.0%  13.4%
                    EMEA                    26.0%  22.5%  23.2%  17.9%
                    Asia and other          23.8%  19.8%  29.4%  31.9%
                                          ----------------------------
                    Total                   18.9%  18.3%  19.0%  15.4%
                                          ============================

Operating expenses  Sales & Marketing      2,262  2,072  1,884  1,768
                    General &
                     Administrative        7,610  5,882  6,489  6,189
                    Shareholder note
                     compensation          1,174     11     11     44
                    Bad debt expense /
                     (recoveries)              9     36    100      -
                    Restructuring charges   (242)     -   (924)     -
                    Tower gains                       -      -      -
                    Depreciation &
                     amortization            618    728    613    756
                                          ----------------------------
                    Total                 11,431  8,729  8,173  8,757
                                          ============================
Operating expenses %                        25.6%  15.5%  15.5%  19.4%
Operating income /
 (loss)                                   (3,015) 1,601  1,806 (1,805)
Other income /      Interest income
 (expense)                                    40     23     52     59
                    Interest expense        (101)   (60)   (41)   (51)
                    Gain / (loss) on
                     investments               -      -    766      -
                    Impairment of assets       -      -   (181)     -
                    Other                    791     83   (216)   152
                                          ----------------------------
                    Total                    730     46    380    160
                                          ============================
Income / (Loss)
 before tax                               (2,285) 1,647  2,186 (1,645)
Tax benefit /
 (expense)                                (4,008)  (426)  (872)    91
Net income / (loss)                       (6,293) 1,221  1,314 (1,554)
                                          ----------------------------
Weighted average
 shares outstanding                       24,469 24,988 25,281 24,275
E.P.S.                                    $(0.26) $0.05  $0.05 $(0.06)
                                          ----------------------------

Consolidated balance
 sheet data                                      2004    2003    2002
Total liquid assets                            22,982  31,031  39,329
Customer receivables
 & work in progress                            80,577  62,463  25,534
Other current assets                            3,513   6,115  14,113
Net fixed and other
 assets                                        19,308  18,982  17,747
                                              ------------------------
Total assets                                  126,380 118,591  96,723
                                              ------------------------

Total liabilities                              57,660  48,823  35,635
Shareholders' equity                           68,720  69,768  61,088
                                              ------------------------

DSO                  Billed                        95      57      70
                     Unbilled/WIP                  71      74      68
                                              ------------------------
                     Total DSO                    166     131     138
                                              ------------------------

Backlog              Firm                      54,600 108,800  29,300
                     Implied                    7,500   5,400  21,000
                                              ------------------------
                     Total                     62,100 114,200  50,300
                                              ------------------------

Composition of
 revenue by service                                     2004
 (%)                                           Q4     Q3     Q2     Q1
                     Technical consulting    7.6%   6.5%  10.4%   9.0%
                     Network design         38.7%  28.1%  23.6%  23.5%
                     Network deployment     48.4%  62.7%  58.5%  61.3%
                     Operations &
                      maintenance            3.4%   1.6%   1.7%   3.4%
                     Other                   1.9%   1.1%   5.8%   2.8%
                                          ----------------------------
                     Total                 100.0% 100.0% 100.0% 100.0%
                                          ============================
Composition of
 revenue by
 technology (%)
                     2.0G                   28.0%  17.1%  10.5%  19.5%
                     2.5G                   50.9%  65.5%  65.0%  64.9%
                     3.0G                   16.6%  13.3%  14.4%   6.9%
                     Other                   4.5%   4.1%  10.1%   8.7%
                                          ----------------------------
                     Total                 100.0% 100.0% 100.0% 100.0%
                                          ============================

Composition of
 revenue by delivery
 (%)                 Self-perform           58.3%  52.0%  63.4%  68.0%
                     Subcontract            41.7%  48.0%  36.6%  32.0%
                                          ----------------------------
                     Total                 100.0% 100.0% 100.0% 100.0%
                                          ============================


             Pro forma adjustments for Fourth Quarter 2004

                                TABLE 5

                      Unaudited
                      Consolidated
                      Statements              Shareholder Down-sizing
                        for 4th                  note       costs &
                       Quarter,    Compliance   compen-    restructur-
                          2004        costs      sation    ing charge
                                    (note a)    (note b)    (note c)
Revenue                    44,595

Gross
 profit                     8,416

Operating expenses
 Sales & Marketing          2,262
 General &
  Administrative            7,610     (1,005)                    (219)
 Shareholder note
  compensation              1,174                 (1,174)
 Bad debt expense/
 (recoveries)                   9
 Restructuring
 charges                     (242)                                242
 Depreciation &
  amortization                618
                     -------------
 Total                     11,431
                     -------------

Operating income           (3,015)

Other income/
(expense)                     730

Income/(Loss)
before tax                 (2,285)

Tax benefit/
(expense)                  (4,008)

Net Income/(Loss)          (6,293)

                                                          Pro forma
                                                           Unaudited
                                      Tax                 Consolidated
                                     effect               Statements
                 Foreign   Total of    of                   for 4th
                  exchange  adjust-  adjust-  Valuation    Quarter,
                   gains     ments    ments    allowance      2004
                  (note d)           (note e)  (note f)
Revenue                                                        44,595

Gross
 profit                                                         8,416

Operating
 expenses
 Sales &
  Marketing                                                     2,262
 General &
  Administrative            (1,224)                             6,386
 Shareholder note
  compensation              (1,174)                                 -
 Bad debt
  expense/
 (recoveries)                    -                                  9
 Restructuring
 charges                       242                                  -
 Depreciation &
  amortization                   -                                618
                           --------                      -------------
 Total                      (2,156)                             9,275
                           --------                      -------------

Operating income             2,156                               (859)

Other income/
(expense)            (755)    (755)                               (25)

Income/(Loss)
before tax                   1,401                               (884)

Tax benefit/
(expense)                                490     (3,496)       (1,002)

Net Income/(Loss)                                              (1,886)


    Note a - Compliance costs represent professional fees incurred in the quarter associated with the documentation, preparedness, testing and external audit of the Company's internal controls systems for the purpose of satisfying section 404 of Sarbanes-Oxley Act of 2002.
    Note b - Shareholder note compensation represents cash and non-cash compensation for the quarter associated with the resolution of the loan made by the Company to Mr C. T. Faulders, its Chairman and Chief Executive Officer.
    Note c - Downsizing costs represents the cost of a permanent reduction in force for one of the Company's subsidiaries in Europe; restructuring charge represents an adjustment to the restructuring reserve established in previous years for excess facilities costs.
    Note d - Represents foreign currency gains recognized in the quarter on amounts due from affiliated companies.
    Note e - Represents an estimate of the tax effect, calculated at a Federal rate of 35%, attributable to the total of the adjustments.
    Note f - Represents the valuation allowance established in the quarter for US deferred tax assets.



      Pro forma adjustments for full year ended December 31, 2004

                                TABLE 6

                         Unaudited
                         Consolidated
                         Statements     Compliance   Shareholder note
                           for 2004       costs       compen-sation
                                        (note a)        (note b)
Revenue                      198,607

Gross
 profit                       35,677

Operating expenses
 Sales & Marketing             7,986
 General &
  Administrative              26,170      (1,440)
 Shareholder note
  compensation                 1,240                           (1,240)
 Bad debt
  expense/(recoveries)           145
 Restructuring charges        (1,166)
 Depreciation &
  amortization                 2,715
                       --------------
 Total                        37,090
                       --------------

Operating income              (1,413)

Other income/(expense)         1,316

Income/(Loss) before
 tax                             (97)

Tax benefit/(expense)         (5,215)

Net Income/(Loss)             (5,312)

                         Down-sizing
                           costs &      Foreign    Impairment   Other
                          restructur-   exchange   to assets   income
                          ing charge     gains
                           (note c)    (note d)    (note e)   (note f)
Revenue

Gross
 profit

Operating expenses
 Sales & Marketing
 General &
  Administrative                (219)
 Shareholder note
  compensation
 Bad debt
  expense/(recoveries)
 Restructuring charges         1,166
 Depreciation &
  amortization
 Total

Operating income

Other income/(expense)                     (984)        181      (765)

Income/(Loss) before
 tax

Tax benefit/(expense)

Net Income/(Loss)

                                      Tax                  Pro forma
                                     effect                Unaudited
                                       of                 Consolidated
                        Total of     adjust-   Valuation   Statements
                        adjustments   ments    allowance    for 2004
                                     (note g)  (note h)
Revenue                                                       198,607

Gross
 profit                                                        35,677

Operating expenses
 Sales & Marketing                                              7,986
 General &
  Administrative            (1,659)                            24,511
 Shareholder note
  compensation              (1,240)                                 -
 Bad debt
  expense/(recoveries)           -                                145
 Restructuring charges       1,166                                  -
 Depreciation &
  amortization                   -                              2,715
 Total                      (1,733)                            35,357

Operating income             1,733                                320

Other income/(expense)      (1,568)                              (252)

Income/(Loss) before
 tax                           165                                 68

Tax benefit/(expense)                     58     (3,496)       (1,777)

Net Income/(Loss)                                              (1,709)


    Note a - Compliance costs represent professional fees incurred in the year associated with the documentation, preparedness, testing and external audit of the Company's internal controls systems for the purpose of satisfying section 404 of Sarbanes-Oxley Act of 2002.
    Note b - Shareholder note compensation represents cash and non-cash compensation for the year associated with the resolution of the loan made by the Company to Mr C. T. Faulders, its Chairman and Chief Executive Officer.
    Note c - Downsizing costs represents the cost of a permanent reduction in force for one of the Company's subsidiaries in Europe; restructuring charge represents an adjustment to the restructuring reserve established in previous years for excess facilities costs.
    Note d - Represents foreign currency gains recognized in the year on amounts due from affiliated companies.
    Note e - Represents the impairment charge for the Company's investment in a joint venture in China, Beijing LCC Bright Oceans Communication Consulting Co. Ltd.
    Note f - Other income includes the cash received by the Company on the sale of a general unsecured claim against NextWave, acquired as part of the Company's acquisition of Koll Telecommunications LLC in 1997.
    Note g - Represents an estimate of the tax effect, calculated at a Federal rate of 35%, attributable to the total of the adjustments.
    Note h - Represents the valuation allowance established in the quarter for US deferred tax assets.

    CONTACT: LCC International, Inc.
             Tricia Drennan, 703-873-2390
             tdrennan@lcc.com